Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

of

Up to 100,000 Shares of Beneficial Interest
At a Purchase Price of $23.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED.

First Real Estate Investment Trust of New Jersey, an equity real estate investment trust organized under the laws of the State of New Jersey (the “Company,” “we” or “us”), invites our shareholders to tender up to 100,000 shares of beneficial interest in the Company, for purchase by us at a price of $23.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The term “share” as used in this Offer to Purchase means a share of beneficial interest in the Company.

Upon the terms and subject to the conditions of the Offer, we will pay $23.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest for shares of beneficial interest properly tendered and not properly withdrawn from the Offer. All shares acquired in the Offer will be acquired at the same purchase price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered in the Offer if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. We reserve the right, in our sole discretion, to purchase more than 100,000 shares in the Offer, and to increase the purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (“SEC”), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 136,423 shares as of February 16, 2015) without amending or extending the Offer. See Section 1.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO TAKE UP AND PAY FOR ANY SHARES TENDERED UNDER THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares of beneficial interest are traded in the over-the-counter market through the use of the OTC Bulletin Board Service provided by FINRA under the symbol “FREVS.” On February 13, 2015, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of our shares of beneficial interest was $19.20 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their Shares in the Offer. See Section 8.

OUR BOARD OF TRUSTEES HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF TRUSTEES, NOR GEORGESON INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”) OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF TRUSTEES NOR THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

None of our trustees and executive officers, has indicated that they intend to tender shares beneficially owned by them into the Offer.

Questions and requests for assistance may be directed to the Information Agent for the Offer at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent at the address and phone number set forth on the back cover page of this Offer to Purchase.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IT NOT BEING MADE TO, AND TENDERS OF SHARES WILL NOT BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION.

February 17, 2015

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, on Friday, March 20, 2015 (unless the Offer is extended):

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;
•	If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer;
•	If you are an institution participating in The Depositary Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3; or

If you want to tender your shares but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedures for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF TRUSTEES, THE INFORMATION AGENT OR THE DEPOSITARY.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

First Real Estate Investment Trust of New Jersey is offering to purchase up to 100,000 shares of beneficial interest. See Section 1.

What is the purpose of the Offer?

This Offer is an element of our overall plan to enhance shareholder value. We believe that investing in our own shares is an attractive use of capital and an effective and efficient means to provide value to our shareholders. Historically there has been relatively little liquidity in our shares due to low trading volume and the small size of the “public float.” We believe the Offer set forth herein represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some of all of their investment if they so elect, without potential disruption to the market price of our shares of beneficial interest. Shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and in our future operations at no additional cost to them. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in the over-the-counter market. See Section 2, Section 9 and Section 11.

Our Board of Trustees has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. See Section 2 for additional information about the purpose and effects of the Offer.

How many shares will be purchased in the Offer?

We will purchase up to 100,000 shares in the Offer (representing approximately 1.5% of our total outstanding shares of beneficial interest as of February 16, 2015) or such lesser number of shares as are properly tendered. If more than 100,000 shares are tendered, we will purchase all shares tendered on a pro rata basis, except for “odd lots” (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions. See Section 7.

In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the total outstanding shares (approximately 136,423 shares as of February 16, 2015) without amending or extending the Offer.

What will the purchase price for the shares be and what will be the form of payment?

We are offering to purchase shares of beneficial interest in the Offer at a fixed price of $23.00 per share in cash. If we purchase your shares in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

How will we pay for the shares?

Assuming we purchase 100,000 shares in the Offer at the specified purchase price of $23.00 per share, approximately $2,300,000 will be required to purchase such shares. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $2,350,000. We will use cash on hand to purchase shares in the Offer and to pay all related fees and expenses. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, on Friday, March 20, 2015 unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares to find out its deadline.

Can the Offer be extended, amended or terminated and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. In the event of an extension, amendment or termination of the Offer, we will also give written or oral notice to the Information Agent and the Depositary. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the expiration of the Offer, including:

•	No legal action shall have been threatened, pending or taken that might adversely affect the Offer.
•	No general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred.
•	No material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor.
•	No decrease of more than 10% in the market price of our beneficial interest or in the Dow Jones Industrial Average or the Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on February 13, 2015, the last trading day prior to commencement of the Offer, shall have occurred.
•	No commencement of war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States shall have occurred on or after February 17, 2015 nor shall any material escalation or any war of armed hostilities which had commenced prior to February 17, 2015 have occurred.
•	No changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in our shares shall have occurred.
•	No person shall have proposed, announced or made a tender or exchange offer for our shares (other than this Offer), merger, business combination or other similar transaction involving us.
•	No person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than as publicly disclosed in a filing with the Securities and Exchange Commission (the “SEC”) on or before February 17, 2015). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding shares.
•	No person (including a group) that has publicly disclosed in a filing with the SEC on or before February 17, 2015 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares.

•	No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or affiliates or any of our assets or securities.
•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred during the Offer.
•	We shall not have determined that as a result of the consummation of the Offer and the purchase of shares that there will be a reasonable likelihood that the shares either (1) will be held of record by less than 300 persons or (2) will be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or that we will fail to qualify as a real estate investment trust for tax purposes.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7 of this Offer to Purchase.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on Friday, March 20, 2015 or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;
•	If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase;
•	If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

If you want to tender your shares, but:

•	The certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;
•	You cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or
•	Your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent or your broker, bank or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on Friday, March 20, 2015, unless we extend the Offer, in which case you may withdraw your shares until the expiration of the Offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Tuesday, April 14, 2015. See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date;
•	second, after purchasing the shares from the “odd lot holders,” from all other shareholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and
•	third, only if necessary to permit us to purchase 100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the Offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if they are properly tendered and not withdrawn. See Section 1.

What does the Board of Trustees think of the Offer?

Our Board of Trustees has approved the Offer. However, neither we nor any member of our Board of Trustees nor the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Will your trustees and executive officers tender shares in the Offer?

None of our trustees and executive officers has indicated that they intend to tender shares beneficially owned by them into the Offer.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who decide not to tender will own a greater percentage interest in our outstanding shares following the purchase, if any, of shares tendered in the Offer. See Section 2.

Following the Offer, will you continue as a public company?

We believe that our shares will continue to be authorized for quotation on the OTC Bulletin Board and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the shares I tender?

We will pay $23.00 per share, net to the seller in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

What is the recent market price of my shares?

On February 13, 2015, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of our shares of beneficial interest on the OTC Bulletin Board was $19.20 per share. You are urged to obtain current market quotations for the shares before deciding whether or not to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 15.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any share transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

Generally, your receipt of cash from us in exchange for the shares of beneficial interest you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares of beneficial interest will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares of beneficial interest purchased by us or as a distribution from us in respect of shares of beneficial interest. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-United States Holders (as defined in Section 13) are urged to consult their tax advisor regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Who is the contact for questions about the Offer?

The Depositary can help answer your questions regarding the procedures for tendering your shares, including how to complete the enclosed forms. The Depositary is Computershare Trust Company, N.A. Its contact information is set forth on the back cover of this Offer to Purchase. You may also contact the Information Agent for more information about the Company or the Offer. The Information Agent is Georgeson Inc. Its contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this Offer to Purchase are forward looking. In addition, from time to time, we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, the purchase, sale or lease of real estate, the financing of real estate and similar matters. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipated,” “estimate,” “continue,” or other similar words, including but not limited to statements as to our intent, belief, or current expectations and the intent, belief or current expectations of our trustees, officers, and management with respect to our future operations, performance, or positions or which contain other forward-looking information. These forward-looking statements are predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. Our actual results may differ significantly from the results discussed in the forward-looking statements. While we believe that these statements are and will be accurate, a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our statements. Our business is dependent upon general economic conditions and upon various conditions specific to the real estate industry and future trends, events or results cannot be predicted with certainty. Particular risks and uncertainties that may affect our business, other than those described elsewhere herein, include the risk factors described below. When considering the forward-looking statements in this Offer to Purchase, you should keep in mind the risk factors and other cautionary statements set forth in this Offer to Purchase.

These forward-looking statements are based upon a variety of assumptions relating to our business, which may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this document. These forward-looking statements are based on current information and expectations, and we assume no obligation to update. Therefore, our actual experience and the results achieved during the period covered by any particular forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

In addition to the other information set forth in this Offer to Purchase, you should carefully consider the following factors which could materially affect our business, financial condition, cash flows or future results. Any one of these factors could cause our actual results to vary materially from recent results or from anticipated future results. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

•	Almost all of our income and cash flow are derived from net rental income from our investment properties and our business and financial results are affected by, among other things, the national economic climate, occupancy rates at the properties, tenant turnover rates, rental rates and cost of and availability of capital, among other things.

•	Financially distressed tenants may be unable to pay rents and expense recovery charges.
•	If tenants fail to renew leases, fail to exercise renewal options or terminate leases early, the lost rents and costs of re-renting could prove costly to us.
•	Increases in inflation could have a pronounced negative impact on our operating and administrative expenses, as these costs may increase at a higher rate than our rents.
•	Our development and construction activities present certain risks that may adversely affect our cash flow, including:
➢	financing may not be available in the amounts we seek, or may not be available on favorable terms;
➢	long-term financing may not be available upon completion of the construction;
➢	failure to complete construction on schedule or within budget may increase debt service costs and constructions costs; and
➢	abandoned project costs could result in an impairment loss.
•	Debt financing could adversely affect our income and cash flow.
•	Failure of banking and financing institutions could make financing unavailable to us and could adversely affect our liquidity and negatively affect our operations.
•	Financial failure of our insurance carriers could result in their inability to pay claims, which could have an adverse affect on our financial condition.
•	Many of our competitors have significantly greater resources than us, which could give them an advantage when we compete for properties.
•	Increased competition to our retailer tenants could adversely affect the viability of those tenants, which could adversely affect our revenues and earnings.
•	Real estate investments are relatively difficult to buy and sell quickly, and our ability to vary our portfolio in response to changing market or economic conditions is limited.
•	Environmental legislation increases the cost of selling real estate, the cost to develop real estate and the risks associated with purchasing real estate, and liability arising from environmental legislation could adversely affect our financial condition and results of operations.

•	Changes in legislation, new regulations and administrative interpretations may significantly change the tax laws with respect to the requirements for our qualification as a REIT, and future economic, marketing, legal, tax or other considerations may cause us to revoke our REIT election or fail to qualify as a REIT, which could have adverse tax consequences and eliminate the requirement that we pay dividends to our shareholders.
•	Our investment and operating policies, including indebtedness and dividends, are exclusively determined by our Board of Trustees, and are not subject to shareholder approval.
•	We depend on the services of our key personnel.

Please refer to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014 for information on these and other risk factors. Except as required by law, we undertake no obligation to revise any of the forward-looking information included in this document or to update it to reflect events or circumstances occurring after the date of this document.

INTRODUCTION

To the holders of our shares of beneficial interest:

We invite our shareholders to tender up to 100,000 shares of beneficial interest for purchase by us at a price of $23.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, we will pay $23.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for shares properly tendered and not properly withdrawn in the Offer. We will acquire all shares in the Offer at the same purchase price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration (because more than the number of shares we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered in the Offer. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 1.

We expressly reserve the right, in our sole discretion, to purchase more than 100,000 shares in the Offer, and/or to amend the purchase price, subject to applicable law. See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF TRUSTEES HAS APPROVED THE OFFER. HOWEVER, WE DO NOT, NOR DOES ANY MEMBER OF OUR BOARD OF TRUSTEES, THE INFORMATION AGENT OR THE DEPOSITARY, MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER WITH YOUR FINANCIAL AND TAX ADVISORS.

None of our trustees and executive officers have indicated that they intend to tender shares beneficially owned by them into the Offer.

We will pay all fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.

As of February 16, 2015, we had 6,993,152 issued shares of beneficial interest, including 6,821,171 outstanding shares and 171,981 treasury shares. The 100,000 shares that we are offering to purchase pursuant to the Offer represent approximately 1.5% of our shares of beneficial interest outstanding on February 16, 2015. Our shares are traded in the over-the-counter market through the OTC Bulletin Board sponsored by FINRA under the symbol “FREVS”. On February 13, 2015, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of our shares on the OTC Bulletin Board was $19.20 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8 and Section 11.

Our principal executive offices are located at 505 Main Street, Hackensack, New Jersey 07601 and our phone number is (201) 488-6400.

THE OFFER

1.	Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 100,000 shares of beneficial interest, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date at a price of $23.00 per share net to seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Purchase Price”).

The term “expiration date” means 12:00 midnight, New York City time, on Friday, March 20, 2015, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

We will purchase all shares in the Offer at the Purchase Price. We will only purchase shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares tendered in the Offer if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return all shares tendered and not purchased in the Offer, including shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense, promptly following the expiration date.

By following the instructions in the Letter of Transmittal, shareholders can specify the order in which the specified portions of their shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to purchase more than 100,000 shares under the Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 136,423 shares as of February 16, 2015) without amending or extending the Offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, shares tendered prior to the expiration date and not withdrawn will be subject to proration, except for “odd lots.” The proration period and withdrawal rights also expire on the expiration date.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), have been properly tendered and not properly withdrawn before the expiration, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares properly tendered and not properly withdrawn by an “odd lot holder,” as described below, who:
•	tenders all shares owned beneficially or of record by such “odd lot holder” (tenders of less than all of the shares owned by such “odd lot holder” will not qualify for this preference); and
•	completes the box entitled “Odd Lots” in the related Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;
•	second, after the purchase of all of the shares properly tendered by “odd lot holders,” subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered and not withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and
•	third, only if necessary to permit us to purchase the total number of shares to be purchased in this Offer, we will purchase shares, conditionally tendered (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were properly tendered and not withdrawn.

As we noted above, we may elect to purchase more than 100,000 shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Odd Lots. For purposes of the Offer, the term “odd lots” means all shares held by a shareholder who owns beneficially or of record an aggregate of fewer than 100 shares which we refer to an “odd lot holder,” and so certifies in the appropriate place on the related Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery. To qualify for this preference, an “odd lot holder” must tender all shares owned beneficially or of record by the “odd lot holder” in accordance with the procedures described in Section 3. As set forth above, “odd lots” will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the Offer, an “odd lot holder” who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable “odd lot” discounts in a sale of the holder’s shares. Any “odd lot holder” wishing to tender all of part of such “odd lot holder’s” shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Proration of each shareholder tendering shares, other than “odd lot holders,” will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares property tendered and not properly withdrawn by all shareholders, other than “odd lot holders,” subject to conditional tenders. The preliminary results of any proration will be announced by press release promptly after the expiration date. After the expiration date, shareholders may obtain preliminary proration information from the Information Agent, and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder or the purchase and, therefore may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer:

This Offer is an element of our overall plan to enhance shareholder value. We believe that investing in our own shares is an attractive use of capital and an effective and efficient means to provide value to our shareholders. Our management and Board of Trustees have spent a great deal of time analyzing our business. In determining to make the Offer, the Board considered our cash resources, our anticipated cash needs and the appropriate amount of cash to use in the Offer. It also considered general economic conditions and conditions in the real estate market. Our Board of Trustees believes that using a portion of our existing cash resources to fund the Offer is a prudent use of our financial resources and an efficient means of providing liquidity to our shareholders who desire it and potentially creating value for our shareholders who do not accept the Offer and continue holding our shares. Our Board of Trustees believes that the purchase of shares pursuant to the Offer should not interfere without our ability to maintain financial flexibility we need to continue to execute our strategy and take advantage of opportunities to grow our business.

Historically there has been relatively little liquidity in our shares of beneficial interest due to low trading volume and the small size of the “public float.” We believe the Offer set forth herein represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect without potential disruption to the market price of our shares of beneficial interest. Shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in OTC Bulletin Board transactions.

We believe that the Offer is consistent with our objective of returning value to shareholders and increasing long-term shareholder value. While we believe that our shares have potential for significant appreciation over the long-term, we also recognize that future results may differ significantly from our expectations. In that regard, future events, such as deterioration in existing economic conditions or adverse effects on operations could adversely affect our ability to fully implement our strategy and create value for our shareholders. Moreover, we believe no active United States public trading market exists for our shares since historically only small volumes of the shares are traded on a sporadic basis. As a result, we recognize that some shareholders may desire liquidity.

Following the completion or termination of the Offer, we may, from time to time, repurchase our shares on the open market or through private or public transactions in accordance with applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any of our shares of beneficial interest, other than in the Offer, until at least 10 business days after the expiration date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

None of our trustees and executive officers have indicated that they intend to tender shares beneficially owned by them into the Offer. See Section 8.

Potential Benefits of the Offer to Shareholders. We believe that the Offer will allow us to return significant capital to our shareholders. Our Board of Trustees has determined that the Offer is a prudent use of our financial resources, presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders and will provide benefits to our shareholders, including the following:

•	The Offer provides our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.
•	If we complete the Offer, we will return cash to our shareholders who tender, while shareholders who do not tender will increase their percentage ownership in the Company.

Potential Risks and Disadvantages of the Offer to Shareholders. The Offer also presents some potential risks and disadvantages to the Company and shareholders who choose not to tender their shares, including the following:

•	The Offer and additional share repurchases will reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. As of February 16, 2015, we had outstanding approximately 6,821,171 shares. At the purchase price of $23.00 per share, we could purchase up to 100,000 shares, which would represent approximately 1.5% of the total number of our issued and outstanding shares of beneficial interest as of February 16, 2015. If the Offer is fully subscribed, we will have approximately 6,721,171 shares outstanding upon completion of the Offer.
•	All of our trustees and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own). As a result, the Offer will increase the proportional holdings of our trustees and executive officers. See Section 12. However, after termination of the Offer, our trustees and executive officers may, in compliance with applicable law, sell their shares in open market transactions or otherwise, at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer.

Upon completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company. However, there can be no assurance that we will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering shareholders.

Certain Effects of the Offer. Shareholders who decide not to tender will own a greater percentage interest in our outstanding shares following the purchase, if any, of shares tendered in the Offer. These shareholders will also continue to bear the risks associated with owning our shares, including risks resulting from our repurchase of shares in the Offer. Shareholders may be able to sell non-tendered shares in the future on the OTC Bulletin Board or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the OTC Bulletin Board, we do not believe that our purchase of shares under the Offer will cause our remaining outstanding shares to be delisted from the OTC Bulletin Board. We also believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

OUR BOARD OF TRUSTEES HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF TRUSTEES NOR THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

Shares we acquire pursuant to the Offer will be cancelled.

Except as otherwise disclosed in this Offer to Purchase or in our filings with the SEC, neither we nor any of our executive officers, trustees or affiliates (including executive officers and directors of our affiliates) currently have no plans, proposals or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	Any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•	Any material change in our present Board of Trustees or management or any plans or proposal to change the number or the terms of trustees (although we may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;
•	Any material change in our present dividend rate or policy, our indebtedness or capitalization, corporate structure or business;
•	Any class of our equity securities ceasing to be authorized to be quoted on the OTC Bulletin Board;
•	The termination or suspension of our obligation to file reports under Sections 13(a) or 15(d) of the Exchange Act;
•	The acquisition or disposition by any person of our securities; or
•	Any change in our Amended and Restated Declaration of Trust or other governing instruments or other actions that could impede the acquisition of control of us. See Section 8, Section 9 and Section 10.

Nothing in this Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one of more of the foregoing events, subject to applicable law.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedures for book –entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, on Friday, March 20, 2015 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering shareholder must, before the expiration date, comply with the guaranteed delivery procedures described below.

“Odd lot holders” who tender all of their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to “odd lot holders” as set forth in Section 1.

Shareholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholder tender shares through the nominees and not directly to the Depositary.

Shareholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	The Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or
•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	One of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;
•	One of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer and
•	Any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the expiration date; and
•	the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent's Message.

A Notice of Guaranteed Delivery must be delivered to and received by the Depositary by hand, overnight courier, facsimile transmission or mail before the expiration date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased under the Offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a shareholder's certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the expiration date, or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Neither we nor the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which share are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of shares tendered in (a) shares of beneficial interest or (b) other securities convertible into or exchangeable or exercisable for shares of beneficial interest and, upon acceptance of the tender, will acquire the shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction application to a tender on behalf of another person.

A tender of our shares of beneficial interest in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (2) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the shares of beneficial interest, or equivalent securities at least equal to the shares of beneficial interest, being tendered and (2) the tender of shares complied with Rule 14e-4. Our acceptance for payments of shares of beneficial interest tendered pursuant o the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates. Shareholders whose certificates for part or all of the shares have been lost, destroyed or stolen may contact the Depositary’s Lost Securities Department at (800) 546-5141 for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently re-circulated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary’s Lost Securities Department immediately in order to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup Withholding. Under the United States federal income tax laws, payments to a tendering shareholder may be subject to “backup withholding” at the applicable statutory rate (currently 28%), unless a tendering shareholder:

•	provides a correct taxpayer identification number (which, for a individual shareholder, is the shareholder’s social security number) and any other required information; or
•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute RES Form W-9 included in the Letter of Transmittal. Non-United States Holders should complete and sign the appropriate IRS Form W08, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Section 13 and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

United States Federal Withholding Tax on Payments to Non-United States Holders.

Non-United States Holders (as defined in Section 13) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 13, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular shareholder’s facts and circumstances. The Depositary generally will treat payments made to Non-United States Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with the United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-United States Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of shares of beneficial interest pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 13 or the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the expiration date and, unless we have accepted tendered shares for payment under the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Tuesday, April 14, 2015.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of shares to be withdrawn; and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificate, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5) which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the expiration date, we will accept for payment and pay for (and thereby purchase) up to 100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn. We may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 136,423 shares as of February 16, 2015) without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provision of the Offer, shares that are properly tendered and not property withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the expiration date, we will accept for purchase and pay the per share Purchase Price for all of the shares accepted for payment in accordance with the Offer. In all cases, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	Certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility;
•	A properly competed and duly executed Letter of Transmittal (or a manually signed facsimile of the letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and
•	Any other documents required by the Letter of Transmittal.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Purchase Price for the shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any(whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exception from payment of the share transfer taxes, is submitted See instruction 6 of the Letter of Transmittal.

6.	Conditional Tender of Shares.

Subject to the exception for “odd lot holders,” in the event of an over-subscription of the Offer, shares properly tendered prior to the expiration date and not properly withdrawn will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if more than 100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below the total number of shares to be purchased (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase the total number of shares to be purchased shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to the Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the time of payment for shares (whether or not any shares have been accepted for payment) any of the following events have occurred (or are determined by us in our reasonable judgment to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:
•	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer; or
•	in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ or affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the shares pursuant to the offer;
•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment could directly or indirectly:
•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer;
•	delay or restrict our ability, or render us unable to accept for payment or pay for some or all of the shares to be purchased pursuant to the Offer; or
•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;
•	no decrease of more than 15% in the market price for our shares of beneficial interest or in the Dow Jones Industrial Average or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on February 13, 2015, the last trading day prior to commencement of the Offer shall have occurred;
•	the commencement of a war, armed hostilities or other international or national calamity on or after February 17, 2015, including, but not limited to an act of terrorism;
•	any material escalation of any war or armed hostilities which had commenced prior to February 17, 2015;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;
•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the shares; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all of our shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary or affiliate, has been proposed, announced or made by any person or has been publicly disclosed;
•	we learn that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of our shares, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before February 17, 2015); or

•	any entity, group or person who has filed a Schedule 13D or schedule 13G with the SEC on or before February 17, 2015, has acquired or proposes to acquire, whether through the acquisition of our shares, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of our outstanding shares;
•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of beneficial interest, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or affiliates or any of our or their respective assets or securities;
•	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;
•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•	we determine that the consummation of the Offer and the purchase of the shares may (1) cause the shares to be held of record by less than 300 persons, (2) cause us to fail to qualify as a real estate investment trust for tax purposes or (3) cause our shares of beneficial interest to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If a condition is triggered, we will need to waive that condition prior to the Expiration Date to proceed with the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date of the Offer in accordance with applicable law and provide additional disclosure as required by applicable law. All offer conditions, except any that may be dependent upon the receipt of government approvals, must be satisfied or waived before the Expiration Date, and we will have no right to exercise any of the conditions after the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived on or prior to the expiration of the Offer. See Section 14.

8.	Price Range of Shares; Dividends.

Our shares of beneficial interest are listed and traded on the OTC Bulletin Board under the trading symbol “FREVS.” We believe that no active United States public trading market exists for our shares since historically only small volumes of the shares are traded on a sporadic basis. The following table sets forth, as of the end of the fiscal quarters indicated, the high and low intra-day sales share prices of our shares of beneficial interest on the OTC Bulletin Board.

	Bid	Asked
Fiscal Year Ended October 31, 2013
First Quarter	$16.65	$17.25
Second Quarter	$18.50	$19.00
Third Quarter	$18.75	$19.50
Fourth Quarter	$17.50	$18.00

Fiscal Year Ended October 31, 2014
First Quarter	$18.25	$18.75
Second Quarter	$18.75	$18.90
Third Quarter	$18.45	$18.75
Fourth Quarter	$18.25	$18.70

Fiscal Year Ending October 31, 2015
First Quarter	$19.25	$19.50
Second Quarter (through February 13, 2015)	$19.25	$19.60

On February 13, 2015, the last full trading day before the announcement and commencement of the Offer, the last reported sales price of our shares of beneficial interest on the OTC Bulletin Board was $19.20 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR SHARES OF BENEFICIAL INTEREST.

Distributions to Shareholders

Since our inception in 1961, we have elected to be treated as a REIT for Federal income tax purposes. In order to qualify as a REIT, we must satisfy a number of highly technical and complex operational requirements including that we must distribute to our shareholders at least 90% of our REIT taxable income. We anticipate making distributions to shareholders from operating cash flows, which are expected to increase from future growth in rental revenues. Although cash used to make distributions reduces amounts available for capital investment, we generally intend to distribute not less than the minimum of REIT taxable income necessary to satisfy the applicable REIT requirements as set forth in the Internal Revenue Code.

It has been our policy to pay fixed quarterly dividends for the first three quarters of each fiscal year, and a final fourth quarter dividend based on the fiscal year’s net income and taxable income.

The following table sets forth, on the dates indicated, the dividends per share of beneficial interest declared by us for the prior two fiscal years:

Amount
Fiscal Year Ended October 31, 2013
First Quarter	$.30
Second Quarter	$.30
Third Quarter	$.30
Fourth Quarter	$.66
Fiscal Year Ended October 31, 2014
First Quarter	$.30
Second Quarter	$.30
Third Quarter	$.30
Fourth Quarter	$.30

We plan to continue to pay dividends in the future consistent with past practice. However, there is no guarantee that we will pay dividends in amounts equal to or greater than the dividends we have paid to our shareholders in the past, or that we will continue to pay any dividends to our shareholders at all.

9.	Source and Amount of Funds.

Assuming we purchase 100,000 shares in the Offer at Purchase Price of $23.00 per share, approximately $2.3 million will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the offer, will be approximately $2,350,000. We intend to use cash on hand to purchase shares in the Offer and to pay all related fees and expenses.

10.	Certain Information Concerning Us.

We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our trustees and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us, is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We hereby incorporate by reference each of the following documents:

SEC FILINGS	PERIOD OR DATE FILED
Annual Report of Form 10-K	Year ended October 31, 2014

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at 505 Main Street, Hackensack, New Jersey 07601 and our phone number is 1-201-488-6400. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.	Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of February 16, 2015, we had 6,993,152 issued shares of beneficial interest, including 6,821,171 outstanding shares and 171,981 treasury shares. The 100,000 shares that we are offering to purchase represent approximately 1.5% of the shares outstanding on February 16, 2015.

As of February 16, 2015, our trustees and executive officers as a group (8 persons) beneficially owned 1,502,401 shares or approximately 22.0% of the total outstanding shares of beneficial interest. Our trustees and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, none of our trustees and executive officers have indicated that they intend to tender shares beneficially owned by them into the Offer.

The following table sets forth the beneficial ownership of each trustee and executive officer (i) owned as of February 16, 2015, and (ii) assuming we purchase 100,000 shares of beneficial interest in the Offer, the percentage beneficially owned after consummation of the Offer.

	Ownership as of February 16, 2015			Ownership After Purchase of 100,000 Shares of Beneficial Interest
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Owner(2)		Percent of Class	Amount and Nature of Beneficial Owner(2)		Percent of Class
Executive Officers and Trustees:
Robert S. Hekemian (3)	246,455	(4)	3.6%	246,455	(4)	3.7%
Donald W. Barney (3)	177,371		2.6%	177,371		2.6%
Herbert C. Klein (5)	325,122	(6)	4.8%	325,122	(6)	4.8%
Ronald J. Artinian (5)	430,792	(7)	6.3%	430,792	(7)	6.4%
Alan L. Aufzien (5)	34,000	(8)	(9)	34,000	(8)	(9)
David F. McBride, Esq. (5)	5,000	(10)	(9)	5,000	(10)	(9)
Robert S. Hekemian, Jr. (5)	283,661	(11)	4.2%	283,661	(11)	4.2%
John A. Aiello, Esq. (12)	—		—	—		—
All Trustees and Executive Officers as a group (8 persons)(4)(6)(7)(8)(10)(11)	1,502,401		22.0%	1,502,401		22.4%

__________

(1)	All trustees and executive officers listed in this table, with the exception of Mr. Aiello, maintain a mailing address at 505 Main Street, P.O. Box 667, Hackensack, New Jersey 07601. Mr. Aiello maintains a mailing address at 125 Half Mile Road, Suite 300, Red Bank, New Jersey 07701.
(2)	Except as otherwise indicated, all of the shares are held beneficially and of record.
(3)	A trustee and executive officer of the Company.
(4)	Includes 74,392 Shares held by Mr. Hekemian’s wife, with respect to which Mr. Hekemian disclaims beneficial ownership. Also includes (i) an aggregate of 45,000 Shares which are held by certain partnerships in which Mr. Hekemian is a partner, (ii) 14,196 Shares held in certain trusts for which Mr. Hekemian is a trustee and one trust in which Mr. Hekemian is a beneficiary, and (iii) 72,740 Shares held by the Robert and Mary Jane Hekemian Foundation, Inc. of which Mr. Hekemian is the President, all of such Shares with respect to which Mr. Hekemian disclaims beneficial ownership thereof except to the extent of this pecuniary interest in the partnerships and trusts.
(5)	A trustee of the Company.
(6)	Includes 189,879 Shares held by Mr. Klein’s wife, with respect to which Mr. Klein disclaims beneficial ownership.
(7)	Includes 4,250 Shares which are held by Mr. Artinian’s son, with respect to which Mr. Artinian disclaims beneficial ownership.
(8)	Includes 2,000 shares held by Mr. Aufzien’s wife.
(9)	Shares beneficially owned do not exceed 1% of the Company’s issued and outstanding Shares.
(10)	Includes 4,000 shares held by Mr. McBride’s wife.

(11)	Includes (i) an aggregate of 102,216 Shares which are held by certain partnerships in which Mr. Hekemian is a partner, (ii) 9,238 Shares which are held in trust by Mr. Hekemian for the benefit of his children, and (iii) an aggregate of 11,000 Shares which are held in certain trusts for the benefit of Mr. Hekemian’s nephews and of which Mr. Hekemian is trustee, all of such Shares with respect to which Mr. Hekemian disclaims beneficial interest thereof except to the extent of his pecuniary interest in the partnerships. Also includes 25,458 Shares held in a trust of which Mr. Hekemian is a beneficiary, with respect to which Shares Mr. Hekemian disclaims beneficial ownership except to the extent of his pecuniary interest in such trust.
(12)	An executive officer of the Company.

None of our trustees and executive officers have indicated that they intend to tender shares beneficially owned by them into the Offer.

Securities Transactions. Based on our records and on information provided to us by our trustees, executive officers, affiliates and subsidiaries, neither we nor any of our trustees, our executive officers or our affiliates or our subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ trustees or executive officers, has effected any transactions involving our shares of beneficial interest during the 60 days prior to February 17, 2015.

Equity Incentive Plan. Our employees, consultants and trustees are eligible to participate in our Equity Incentive Plan. The purpose of the Equity Incentive Plan is to allow the Trust to retain the services of individuals, including, but not limited to, executive officers, who have made or are expected to make significant contributions to the business of the Trust and its subsidiaries, to align such persons’ interests with the long-term interests of the Trust, and to reward hard work, dedication and success by providing such individuals with an opportunity to acquire Shares of the Trust or receive other stock-based awards.

The Board of Trustees administers the Equity Incentive Plan and, based on recommendations made by the Compensation Committee, may grant options, restricted share awards, and other share based awards under the Equity Incentive Plan to eligible participants. On September 4, 2014, the Board of Trustees approved grants of stock options to the executive officers and trustees to acquire an aggregate of 192,000 shares, upon the recommendation of the Compensation Committee. The options expire 10 years from the date of grant, vest in equal annual installments over a period of 5 years from the date of grant and have an exercise price equal to the Fair Market Value (as such term is defined in the Equity Incentive Plan) of the Trust’s shares on the date of grant. All such options were unexercised and outstanding as of the date of this Offer to Purchase.

As of the date hereof, no determinations have been made by the Board of Trustees or the Compensation Committee with respect to the granting, if at all, of any options or other awards under the Equity Incentive Plan in the 2015 fiscal year.

Deferred Fee Plan. The Deferred Fee Plan is intended to provide a benefit to executive officers and Trustees who have made, and who are expected to continue to make, significant contributions to the long-term success of the Trust by providing such individuals with a long-term savings opportunity. An election to defer compensation is required to be made prior to the calendar year for which it will be effective, and is irrevocable with respect to the calendar year to which it applies.  The Deferred Fee Plan was amended and restated effective December 31, 2008, and further amended and restated effective November 1, 2014.  Prior to the amendments that went into effect as of November 1, 2014, the Deferred Fee Plan permitted any executive officer or trustee to elect to defer receipt of any compensation, including executive officer salary, trustee annual retainer fees, meeting attendance fees, and property site inspection fees, and the rate of interest payable on any amounts deferred was fixed at 9% per annum, compounded quarterly, which interest rate was determined based on a rate equal to 120% of the applicable federal long-term interest rate in effect in November 2000, the month in which the Deferred Fee Plan was established.

The Deferred Fee Plan, as amended and restated effective November 1, 2014, no longer permits trustees who are also executive officers of the Trust to defer amounts payable to them as salary for their services as executive officers. Participants in the Deferred Fee Plan are only permitted to defer amounts payable to them for their service as trustees. In addition, from and after November 1, 2014, amounts deferred, together with the interest accrued on a participant’s entire balance, shall be converted on the last day of each calendar quarter into share units (“Share Units”) that are equivalent to the Trust’s shares, and credited to the participant’s account. The number of Share Units to be credited will be determined by the closing price of the Trust’s shares on the date of the deferral. The participants’ existing balances as of October 31, 2014 shall be preserved in the form of cash and shall not be converted into Share Units, although the interest that accrues on the existing balance from and after November 1, 2014 will be converted into Share Units. The interest rate on participants’ cash balances under the Deferred Fee Plan has been changed as of November 1, 2014 from 9% per annum to the average interest rate on ten year Treasury bonds plus 150 basis points. In the event that any cash dividend is paid by the Trust with respect to the shares, each participant will be credited with a number of Share Units equal to (x) the amount of the cash dividend paid with respect to one share, (y) multiplied by the total number of Share Units credited to a participant’s account as of the record date for the dividend, (z) divided by the Fair Market Value of one share on the trading day immediately preceding the payment date of the dividend. In the event that any dividend is paid with respect to the Trust’s shares in shares, each participant shall be credited with a number of Share Units equal to the number of full shares that such participant would have received had the participant been the owner, on the record date for the dividend, of a number of shares equal to the number of Share Units credited to the participant’s account.

A participant’s deferred benefits under the Deferred Fee Plan shall be paid to the participant at either: (i) the retirement age specified by the participant in the deferral election; (ii) actual retirement of the participant; (iii) upon the earlier cessation of duties as a trustee of the Trust; or (iv) upon a change in control of the Trust, as defined in the Deferred Fee Plan.  On the payment date, the Trust shall issue to the participant a number of shares equal to the number of Share Units credited to the participant’s account, and shall pay to the participant amounts maintained in the participant’s account as of October 31, 2014 as cash in either a lump sum or in a number of substantially equal annual installments over a period not to exceed 10 years, at the election of the participant, except if a participant elects to receive payment upon the occurrence of a change in control, in which case all such amounts shall be payable in a lump sum.  The Trust has not created and will not create a cash sinking fund for amounts deferred pursuant to the Deferred Fee Plan that are not payable in shares.  As a result, any participant who elects to participate in the Deferred Fee Plan is an unsecured creditor of the Trust with respect to any amounts deferred thereunder.  The Deferred Fee Plan may be amended, suspended or terminated by resolution of the Board of Trustees at any time and from time to time, provided that no amendment, suspension or termination shall operate to adversely affect the plan benefits accrued or available for any participant.

Trustee fee expense (including interest) for each of the years ended October 31, 2014, 2013 and 2012 was $1,204,000, $1,101,000, and $1,045,000, respectively. As of October 31, 2014 and 2013, approximately $5,163,000 and $4,703,000, respectively, of fees have been deferred together with accrued interest of approximately $3,854,000 and $3,110,000, respectively.

The foregoing descriptions of our Equity Incentive Plan and Deferred Fee Plans are qualified in their entirety by reference to the text of the plans, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, trustees or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	Certain Legal Matters, Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

13.	Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer to shareholders whose shares are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any United States federal income tax liability from the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the Offer (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares of beneficial interest held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares of beneficial interest as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of options or under a tax-qualified retirement plan. This summary does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer. You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares that for United States federal income tax purpose is:

•	a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state or the District of Columbia;
•	an entity the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

A “Non-United States Holder” is a beneficial owner of shares other than a United States Holder or a partnership for United States federal income tax purposes.

Consequences of the Offer to United States Holder

Characterization of the Purchase – Distribution vs. Sale Treatment. Our purchase of shares from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the United States Holder’s shares or as having received a distribution in respect of such United States Holder’s shares. The purchase of shares of beneficial interest pursuant to the Offer will be treated as a distribution if the United States Holder does not satisfy at least one of the Section 302 tests.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment. Each United States Holder should be aware that because proration may occur in the Offer, even if all the shares actually and constructively owned by a United States Holder are tendered pursuant to the Offer, fewer than all of such shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular United States Holder’s shares will be purchased to ensure that his purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below. Accordingly, a tendering United States Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the United States Holder to tender shares of beneficial interest subject to the condition that a specified minimum number of the United States Holder’s shares must be purchased by us if any such shares so tendered are purchased.

A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the shares purchased by us pursuant to the Offer and will generally recognize capital gain or capital loss (subject to certain limits on deductibility of losses, including the wash sale rules under the Code) in an amount equal to the difference between the amount of cash received under the Offer and the United States Holder’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the United States held the shares for more than one year as of the date of our purchase pursuant to the Offer. Currently the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from a United States Holder under the Offer. A United States Holder may be able to designate which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration in the Offer.

If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares of beneficial interest. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the shares of beneficial interest exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. As of the date of this Offer to Purchase, we believe that the total amount of our current and accumulated earnings and profits will not be greater than the aggregate amount that we will pay for tendered shares of beneficial interest. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its shares of beneficial interest and any remainder will be treated as capital gain from the sale of shares of beneficial interest. To the extent that a purchase of a United States Holder’s shares by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares will be added to any shares of beneficial interest retained by the holder, subject to certain adjustments in the case of a corporate shareholder.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate United States Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of a dividend treatment of the purchase of shares of beneficial interest pursuant to this Offer in their particular circumstances.

Section 302 Tests – Determination of Sale or Distribution Treatment. Our purchase of shares of beneficial interest pursuant to the Offer will be treated as a sale of the shares of beneficial interest by a United States Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete termination” of the United States Holder’s equity interest in us under Section 302(b)(3) of the Code;
•	as a result of the purchase, there is a “substantially disproportionate” redemption with respect to the United States Holder’s equity interest in us under Section 302(b)(2) of the Code; or
•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend,” under Section 302(b)(1) of the Code.

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares of beneficial interest pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a United States Holder is treated as owning not only shares of beneficial interest actually owned by such holder but also shares of beneficial interest actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a United States Holder will be considered to own shares of beneficial interest, owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as certain shares of beneficial interest which the United States Holder has an option to acquire.

•	Complete Termination. The purchase of shares of beneficial interest pursuant to the Offer will result in a “complete termination” of a United States Holder’s equity interest in the Company, if immediately after such purchase, such holder owns, actually and constructively, none of our shares of beneficial interest. In applying the “complete termination” test, United States Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such holders comply with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. United States Holders wishing to satisfy the “complete termination” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A United States Holder who holds options to acquire our shares of beneficial interest will be treated as the constructive owner of such shares, and therefore will not be eligible for “complete termination” treatment, even if all of such Holder’s actual shares of beneficial interest are sold in the transaction.
•	Substantially Disproportionate. In general, our purchase of a United States Holder’s shares of beneficial interest pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of beneficial interest that the United States Holder actually and constructively owns (including shares constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding share of beneficial interest actually and constructively owned by the United States Holder immediately before the purchase.
•	Not Essentially Equivalent to a Dividend. Our purchase of a United States Holder’s shares of beneficial interest pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in us, given the United States Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in us is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of shares of beneficial interest purchased pursuant to the Offer, it is possible that a tendering shareholder’s percentage interest as a result of the ownership of options) could increase even though the total number of shares of beneficial interest held by such shareholder decreases.

If a United States Holder sells shares of beneficial interest to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares of beneficial interest for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares of beneficial interest pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s exchange of shares of our beneficial interest pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares of beneficial interest.

Consequences of the Offer to Non-United States Holders of Shares. The United States federal income tax treatment of our purchase of shares of beneficial interest from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder’s particular circumstances, as having sold the tendered shares of beneficial interest or as having received a distribution in respect of such Non-United States Holder’s shares of our beneficial interest. The appropriate treatment of the purchase of shares of beneficial interest will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares of beneficial interest pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holder – Characterization of the Purchase – Distribution vs. Sale Treatment.”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares of beneficial interest purchased by us pursuant to the Offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares of beneficial interest provided that:

(a)          the gain is not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and if certain tax treaties apply is not attributable to a permanent establishment in the U.S. maintained by Non-United States Holder);

(b)          the Non-United States Holder is an individual who holds the Shares of beneficial interest as a capital asset and is not present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; and

(c)          (i)          We are “domestically controlled,” which for these purposes means that less than 50% in the value of our shares of beneficial interest is held directly or indirectly by foreign persons during a specified testing period and no portion of the consideration is attributable to gain from sales or exchanges by us of United States real property interests; or

(ii)          Our shares of beneficial interest are “regularly traded” on an established securities market and the tendering Non-United States Holder has not held more than 5% of our outstanding shares of beneficial interest during a specified testing period.

We believe that we are domestically controlled and do not expect that any portion of the consideration will be attributable to gain from sales or exchanges of United States real property interests. In addition, we believe it is likely that our shares of beneficial interest will be treated as “regularly traded” on an established securities market at the time we purchase Shares pursuant to the Offer. Notwithstanding the preceding, there can be no guarantee that we will be domestically controlled or our shares of beneficial interest will be “regularly traded” at the time we purchase Shares pursuant to the Offer. Furthermore, there can be no assurance that a portion of the consideration paid in exchange for Shares pursuant to the Offer will not be attributable to the sale or exchange by us of United States real property interests.

If the gain on exchange of our Shares were subject to U.S. income tax, a Non-United States Holder would be taxed on that gain in the same manner as U.S. Holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Additionally, we may be required to withhold a portion of the gross amount of cash payable to a Non-United States Holder and remit this amount to the IRS on behalf of the Non-United States Holder. As discussed below, for withholding purposes, we do not intend to treat the exchange of Shares for cash as a sale or exchange, but will treat the entire distribution as an ordinary dividend subject to a 30% withholding tax.

If the exchange of Shares for cash by a Non-United States Holder is treated as a distribution with respect to Shares (and not an exchange), that is not designated by us as a capital gain dividend and not attributable to gain from sale or exchange of United States real property interests, such distributions will be treated as a dividend of ordinary income to the extent it is made out of our current or accumulated earnings and profits. Such a dividend distribution will be subject to withholding of U.S. federal income tax at a 30% rate unless reduced or eliminated by an applicable income tax treaty or such dividend is effectively connected with a U.S. trade or business. If such dividend is treated as effectively connected with the conduct of a U.S. trade or business by a Non-United States Holder, the Non-United States Holder generally will be subject to tax at the graduated rates applicable to ordinary income in the same manner as U.S. Holders. In addition, in the case of a Non-United States Holder that is a corporation such dividends may be subject to a 30% branch profits, subject to reduction or elimination pursuant to an applicable income tax treaty. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-United States Holder to the extent they do not exceed the adjusted tax basis of the Non-United States Holder’s Shares exchanged in the Offer. To the extent that such distributions exceed the adjusted tax basis of the Non-United States Holder’s Shares exchanged in the Offer, the distributions will give rise to tax if such Non-United States Holder would otherwise be subject to tax on any gain from the “sale or exchange” of the Shares pursuant to the Offer as previously described above.

Distributions that are not treated as a sale or exchange for Shares, and that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to tax. Distributions on (and not in exchange for) Shares that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) generally will be taxable to a Non-United States Holder as if such gain were effectively connected with the conduct by such Non-United States Holder of a U.S. trade or business. Non-United States Holders would be taxed at capital gains rates applicable to U.S. Holders, and would be subject to applicable alternative minimum tax (including a special alternative minimum tax in the case of a nonresident alien individual). In addition, in the case of a Non-United States Holder that is a corporate Non-United States Holder, a 30% branch profits may apply. Furthermore, we would be required to withhold at a rate of 35% of any portion of a distribution that is attributable to the sale of U.S. real property interests. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld to the extent it exceeds its actual U.S. tax liability. Notwithstanding the preceding, a capital gain dividend from a REIT is not treated as effectively connected with respect to a Non-United States Holder if (a) the dividend is received with respect to a class of stock that is regularly trade on an established securities market in the U.S. and (b) such Non-United States Holder does not own more than 5% of the shares at any time during the one year period ending on the date of the exchange pursuant to the Offer. As previously noted, although there can be no guarantee, we believe it is likely that our Shares will treated as regularly traded on an established securities market in the United States at the time we purchase Shares pursuant to the Offer, and therefore, we anticipate that this exception will apply to the extent that any of our distributions are treated as attributable to the sale of U.S. real property interests.

Withholding for Non-United States Holders. Because, as described above, we cannot predict whether any particular shareholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of trade or business of the Non-United States Holder within the United States and (ii) the shareholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding. Payments made to the holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withholding at the applicable statutory rate on the purchase price paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such shareholder’s taxpayer identification number and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such shareholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal. Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as and for such exemption, such Non-United States Holder must submit an IRS Form W-8BEN (or other applicable IRS Form), signed under penalties of perjury, attesting to such Non-United States Holder’s exempt status. See the Instructions to the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the shareholder’s United States federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of beneficial interest by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of beneficial interest previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of tendering shareholder to withdraw such shareholder’s shares of beneficial interest.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares of beneficial interest not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares of beneficial interest or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares of beneficial interest that we have accepted for payment is limited by Exchange Act rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares of beneficial interest tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by deceasing or increasing the consideration offered in the Offer to holders of shares of beneficial interest or by decreasing or increasing the number of shares of beneficial interest being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(f)(1)(ii). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the price to be paid for shares or increase or decrease the number of shares of beneficial interest being sought in the Offer and, in the event of an increase in the number of shares of beneficial interest being sought, the increase exceeds 2% of the outstanding shares of beneficial interest; and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of a period of at least ten business days.

If we purchase an additional amount of shares of beneficial interest that does not exceed 2% of the outstanding shares of beneficial interest (approximately 136,423 shares as of February 16, 2015), this will not be deemed a material change to the terms of the offer, and we will not be required to amend or extend the Offer. See Section 1.

15.	Fees and Expenses.

We have retained Georgeson Inc. as the Information Agent and Computershare, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

We have agreed to pay the Information Agent upon acceptance for and payment of shares pursuant to the Offer, a total of $3,750 plus certain expenses. The Depositary will receive reasonable and customary compensation for its services. We will reimburse the Information Agent and the Depositary for certain reasonable out-of-pocket expenses and will indemnify them against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will pay all expenses related to the printing and mailing of this Offer to Purchase and related materials, attorneys’ fees and expenses and other miscellaneous fees and expenses incurred in connection with the Offer. We will also pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 6 in the related Letter of Transmittal.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust company or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Depositary or the Information Agent for purposes of the Offer.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction. Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any Shares other than in the Offer until at least ten business days after the Expiration Date. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten business days after the Expiration Date.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us or any member of the Board of Trustees.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST REAL ESTATE INVESTMENT OF NEW JERSEY, THE INFORMATION AGENT OR THE DEPOSITARY.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

February 17, 2015

The Letter of Transmittal and certificates for shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company, or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is: Computershare
By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Stockholders, Banks and Brokers

Call Toll-Free (800) 314-4549

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